EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

KIT DIGITAL, INC.
(a Delaware corporation)

The undersigned, Kaleil Isaza Tuzman, hereby certifies that:

1.          He is the Chairman of the Board and Chief Executive Officer of KIT digital, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the resolutions adopted and approved at a meeting of the Board of Directors of the Corporation to execute this instrument.

2.          This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation’s Board of Directors on August 10, 2010, and duly adopted by stockholders holding a majority of the outstanding shares of common stock of the Corporation at the Annual Meeting of Stockholders of the Corporation duly called and held on September 30, 2010, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.          Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FOURTH:  The Corporation is authorized to issue Eighty Million (80,000,000) shares of Common Stock, par value $0.0001 per share.

4.          This Amendment to the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5.          This Amendment to the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 30th day of September 2010.

By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman of the Board and
Chief Executive Officer